EXHIBIT 99(a)

Contact:	Media	Investors
	Brad Bishop	Sam Leno
	574-372-4291	574-372-4790
	bradley.bishop@zimmer.com	sam.leno@zimmer.com

Zimmer Reports Increases of 22% in Sales and 46% in EPS for First Quarter 2003

First Quarter Highlights:

•	Net Sales increased 22% (18% constant currency) to $390 million

•	Worldwide Reconstructive Sales increased 26% (22% constant currency)

•	EPS increased 46% year-over-year to $0.41

•	Operating Profit Margin and Net Margin increased to 31% and 21%, respectively

•	Operating Cash Flow increased to $105 million

•	Debt-to-Capital Ratio reduced to 12%

•	Aligned instrument accounting policy to industry practice

(WARSAW, IN) April 23, 2003 — Zimmer Holdings, Inc. (NYSE:ZMH) today announced that net sales for the first quarter increased 22% (18% constant currency) to $390.1 million over prior year of $319.1 million. Net earnings before the cumulative effect of a change in accounting principle increased 47% to $80.2 million versus $54.6 million for the prior year. Diluted earnings per share before the cumulative effect of a change in accounting principle increased 46% to $0.41. Excluding the $0.014 effect of the instrument accounting change, first quarter diluted earnings per share increased by 39% to $0.39 versus $0.28 for the prior year. Including the one-time cumulative effect of the change in accounting principle, which is discussed later and is identified in detail on the attached consolidated statement of earnings, net earnings increased 148% to $135.3 million over prior year of $54.6 million and diluted earnings per share increased 143% to $0.68 versus $0.28 for the prior year.

“Orthopaedic surgeons worldwide are responding favorably to our emphasis on innovative new products, education through access to knowledge and superior local representation,” said Ray Elliott, Zimmer Holdings Chairman, President and Chief Executive Officer. “As a result, we are outpacing the industry with a 22% constant currency overall growth rate in reconstructive implants and continued outstanding gains in Europe. Our industry-leading position in Minimally Invasive Solutions ™ (MIS™) Procedures and Technologies was further strengthened during the quarter with the opening of the Zimmer Institute, the heart of our worldwide effort to train surgeons in these new procedures.”

Elliott said that the change in accounting principle put into effect in the quarter, which moves Zimmer from an expense to an asset based model for loaner instruments, reflects industry practice and would allow investors to more accurately compare results among publicly traded orthopaedic companies. Elliott also noted that the company has continued to rapidly reduce its debt-to-capital ratio, now at 12%, based on the strength of $72 million of free cash flow.

Worldwide Category Results

Worldwide sales of reconstructive implants increased 26% (22% constant currency) to $310 million. Knee sales increased 28% (23% constant currency) to $173 million. Hip sales increased 25% (20% constant currency) to $127 million. Sales of trauma products increased 10% (6% constant currency) to $36 million. Sales of orthopaedic surgical products increased 7% (4% constant currency) to $44 million.

Geographic Results

The Americas led the company in overall dollar sales growth, increasing 19% in the first quarter to $266 million. Knee sales increased 25% led by growth in sales of the NexGen® Legacy® Posterior Stabilized Knee including the Flex Knee, NexGen Trabecular Metal™ tibial components, the NexGen Cruciate Retaining Knee with Prolong™ Crosslinked Polyethylene, the NexGen Rotating Hinge Knee, and the M/G™ Unicompartmental Knee, which features Minimally Invasive Solutions (MIS) Instrumentation. Hip sales increased 20% in the quarter, driven by continued conversion to porous stems, Trabecular Metal acetabular cups, and increased sales of Trilogy® Acetabular System cups incorporating Longevity® Crosslinked Polyethylene Liners.

Trauma product sales increased 9% in the quarter in large part due to increased sales of the Zimmer® Periarticular Plating System.

Asia Pacific net sales increased 21% in the first quarter (9% constant currency) to $70 million. Knee sales increased 21% (9% constant currency), reflecting continuing strong sales of the NexGen Legacy Posterior Stabilized Flex Knee and the M/G Unicompartmental Knee with MIS Instrumentation. Hip sales increased 32% in the quarter (19% constant currency) driven primarily by continued increased sales of porous stems as well as sales of Trilogy Acetabular System cups incorporating Longevity Crosslinked Polyethylene Liners. Trauma product sales increased 5% (decreased 4% constant currency) reflecting a decline in M/DN® Intramedullary Fixation and compression hip screw sales, primarily in Japan.

Europe net sales increased 46% in the first quarter (26% constant currency) to $54 million. In 14 of the 16 Zimmer Europe markets, reconstructive sales grew by more than 20% constant currency. Knee sales increased 50% (27% constant currency) driven by strong sales of the NexGen Legacy System of knee prostheses, the NexGen Cruciate Retaining Knee, NexGen Trabecular Metal components, and the M/G Unicompartmental Knee with MIS Instrumentation. Hip sales increased 45% in the quarter (26% constant currency) supported by increased sales of Trilogy Acetabular System cups incorporating Longevity Crosslinked Polyethylene Liners and strong sales of both porous and cemented stems, including the CPT® Hip System.

Change in Accounting for Instruments

Effective January 1, 2003, Zimmer changed its accounting principle for company-owned surgical instruments used by orthopaedic surgeons to implant its products. Prior to January 1, 2003, instrument costs were accounted for using an expense based method and recognized as a selling, general and administrative expense in the year the instruments were placed into service. Effective January 1, 2003, the company began capitalizing instrument costs using an asset based method and depreciating the costs to selling, general and administrative expense over the instruments’ estimated useful lives.

The company views the asset based method as preferable and it better aligns Zimmer’s accounting policies with those of its competitors. A preferability letter from Zimmer’s independent accountants will be included in the company’s Form 10-Q.

The change in accounting principle resulted in a one time, non-cash, cumulative effect adjustment which increased first quarter 2003 net earnings by $55.1 million (net of tax), or $0.27 per diluted share. The cumulative effect adjustment was the result of capitalizing instruments in service at January 1, 2003 which, under our former method, had been expensed. In addition, first quarter 2003 earnings before the cumulative effect of a change in accounting principle were favorably affected by $2.8 million (net of tax), or $0.014 per diluted share, reflecting the difference in the expense under the company’s new method. “We believe this new policy better matches expenses with associated revenues over the periods benefited by these assets, and allows for a more meaningful comparison of our results to our major public competitors,” said Sam Leno, Senior Vice President and Chief Financial Officer.

Guidance

The company is raising its previous guidance for both revenue and earnings per share as a result of its first quarter financial performance. Revenues for the full year 2003 are expected to grow 16% to 17% over prior year, implying $1,592 to $1,605 million. Earnings per share are expected to increase 23% to 24% over prior year, implying $1.61 to $1.62 for the full year utilizing the historic expense model for instrument accounting, with approximately $0.39 to $0.40 expected in the second quarter. The effect of the change to an asset model for instrument accounting should result in an additional $0.04 to $0.05 in earnings per share for the full year, implying $1.65 to $1.67.

Webcast

The company will discuss 2003 first quarter results during an investor conference call to be held on Thursday, April 24, 2003 at 8am EDT. A live audio webcast of Zimmer’s conference call will be accessible through the Zimmer website at www.zimmer.com (Investor Relations section). The webcast will be archived for two weeks following the conference call.

Investors who wish to dial into the conference call may do so at (800) 406-1106 (U.S. and Canada). International callers should dial (706) 634-7075. A digital recording will be available from two hours after the completion of the conference through May 8, 2003. To access the recording, US/Canada callers should dial (800) 642-1687, or for International callers, dial (706) 645-9291, and enter the Conference ID, 994714.

About the Company

Zimmer, based in Warsaw, Indiana, is a worldwide leader in the design, development, manufacture and marketing of reconstructive orthopaedic implants and trauma products. Orthopaedic reconstruction implants restore joint function lost due to disease or trauma in joints such as knees, hips, shoulders and elbows. Trauma products are devices used primarily to reattach or stabilize damaged bone and tissue to support the body’s natural healing process. Zimmer also manufactures and markets other products related to orthopaedic and general surgery. For the year 2002, the company recorded worldwide revenues of $1.37 billion. Zimmer was founded in 1927 and has more than 3,600 employees worldwide.

Visit Zimmer on the worldwide web at www.zimmer.com

This press release contains forward-looking statements based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management’s beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, price and product competition, rapid technological development, demographic changes, dependence on new product development, the mix of our products and services, supply and prices of raw materials and products, customer demand for our products and services, our ability to successfully integrate acquired companies, control of costs and expenses, our ability to form and implement alliances, international growth, U.S. and foreign government regulation, product liability and intellectual property litigation losses, reimbursement levels from third-party payors, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Zimmer with the Securities and Exchange Commission. Zimmer disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release also contains certain non-GAAP financial measures. Such information is reconciled to most directly comparable GAAP financial measures, also contained in the release, which will be furnished on a Form 8-K and may be accessed from the Zimmer website at www.zimmer.com.

ZIMMER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 2003 and 2002
(in millions, except per share amounts — unaudited)

	2003	2002	%Inc/(Dec)

Net Sales	$390.1	$319.1	22.3%
Cost of products sold	96.9	80.8	19.9

Gross Profit	293.2	238.3	23.0

Research and development	21.4	19.1	12.0
Selling, general and administrative	149.8	130.9	14.4

Operating expenses	171.2	150.0	14.1

Operating Profit	122.0	88.3	38.2
Interest expense	1.4	3.6	(61.1)

Earnings before income taxes and cumulative effect of change in accounting principle	120.6	84.7	42.4
Provision for income taxes	40.4	30.1	34.2

Earnings before cumulative effect of change in accounting principle	80.2	54.6	46.9
Cumulative effect of change in accounting principle, net of tax	55.1	—	—

Net Earnings	$135.3	$54.6	147.8

Earnings Per Common Share — Basic
Earnings before cumulative effect of change in accounting principle	$0.41	$0.28	46.4
Cumulative effect of change in accounting principle, net of tax	0.28	—	—

Earnings Per Common Share — Basic	$0.69	$0.28	146.4

Earnings Per Common Share — Diluted
Earnings before cumulative effect of change in accounting principle	$0.41	$0.28	46.4
Cumulative effect of change in accounting principle, net of tax	0.27	—	—

Earnings Per Common Share — Diluted	$0.68	$0.28	142.9

Pro Forma Amounts Assuming the New Accounting Principle is Applied Retroactively
Net Earnings	$80.2	$56.2	42.7
Earnings Per Common Share — Basic	$0.41	$0.29	41.4
Earnings Per Common Share — Diluted	$0.41	$0.29	41.4
Weighted Average Common Shares Outstanding
Basic	195.7	194.0
Diluted	198.0	195.7

ZIMMER HOLDINGS, INC.
NET SALES BY GEOGRAPHIC REGION
FOR THE THREE MONTHS ENDED MARCH 31, 2003 and 2002
(in millions)
(unaudited)

	Three Months Ended March 31,

			% Increase
	2003	2002	(Decrease)

Americas	$266.1	$224.3	18.6%
Asia Pacific	70.0	57.8	21.1
Europe	54.0	37.0	45.9

Total	$390.1	$319.1	22.3%

ZIMMER HOLDINGS, INC.
NET SALES BY PRODUCT CATEGORY
FOR THE THREE MONTHS ENDED MARCH 31, 2003 and 2002
(in millions)
(unaudited)

	Three Months Ended March 31,

			% Increase
	2003	2002	(Decrease)

Reconstructive
implants	$309.9	$245.1	26.4%
Trauma	35.8	32.6	9.8
Orthopaedic surgical products	44.4	41.4	7.2

Total	$390.1	$319.1	22.3%

ZIMMER HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2003 AND DECEMBER 31, 2002
(in millions)

	March 31,	December 31,
	2003	2002

	(unaudited)
Assets
Current Assets:
Cash and equivalents	$33.4	$15.7
Receivables, net	237.4	214.8
Inventories, net	265.9	257.6
Other current assets(1)	38.0	124.3

Total Current Assets	574.7	612.4
Property, Plant and Equipment, net(1)	311.0	157.8
Other Assets	93.1	88.7

Total Assets	$978.8	$858.9

Liabilities and Shareholders’ Equity
Current Liabilities	$265.8	$244.1
Short-term Debt	76.9	156.7
Other Long-term Liabilities	93.4	91.8
Shareholders’ Equity	542.7	366.3

Total Liabilities and Shareholders’ Equity	$978.8	$858.9

(1)	Undeployed instruments included in other current assets in 2002, and all instruments included in PP&E in 2003.

ZIMMER HOLDINGS, INC.
CONSOLIDATED OPERATING CASH FLOWS AND FREE CASH FLOW
FOR THE THREE MONTHS ENDED MARCH 31, 2003 and 2002
(in millions)
(unaudited)

	2003	2002

Cash Flows Provided By (Used In) Operating Activities
Net earnings	$135.3	$54.6
Depreciation(1)	19.6	5.5
Income taxes	59.1	20.3
Cumulative effect of change in accounting principle	(89.1)	—
Receivables	(22.2)	(16.6)
Inventories	(7.4)	(21.9)
Accounts payable and accrued expenses	2.2	(11.3)
Other assets and liabilities	7.3	1.9

Net cash provided by operating activities	$104.8	$32.5

Cash Flow Used In Investing Activities
Additions to property, plant and equipment(2)	$(33.0)	$(6.5)
Investments in other assets	—	(2.0)

Net cash used in investing activities	$(33.0)	$(8.5)

Free Cash Flow
Net cash provided by operating activities	$104.8	$32.5
Less: additions to property, plant and equipment	(33.0)	(6.5)

Free cash flow	$71.8	$26.0

(1)	(Including instrument depreciation in 2003)

(2)	(Including new instrument additions in 2003)